EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Joal Redmond Corporate Communications 602-977-3797

For Immediate Distribution

Lansing Business Leader Richard Henderson Elected to
Capitol Bancorp Board of Directors

LANSING, Mich., and PHOENIX, Ariz.: May 2, 2006: Today Joseph D. Reid, chairman and CEO of Capitol Bancorp (NYSE:CBC), announced that Lansing business leader Richard A. Henderson has been elected to Capitol Bancorp’s board of directors.

Commenting on the appointment, Reid said Henderson’s business experience and commitment to the local business community strongly align with Capitol Bancorp’s business model. “Dick possesses the type of entrepreneurial vision and skills that mirror Capitol Bancorp’s core values. Last week, we announced a strategic five-year growth plan to expand the Capitol Bancorp network to 100 separately chartered community banks. Dick’s expertise and experience as a director with our flagship bank, Capitol National Bank, will be well utilized as we continue to grow our company through disciplined development activities.”

Henderson, a certified public accountant, is president of Henderson & Associates, P.C. Henderson & Associates was founded in 1978 and specializes in financial consulting, management advisory services, business valuations and tax services. Active in professional and community organizations, Henderson has served on the board of directors of Capitol National Bank since 1992. He also serves on the board of directors of Sparrow Health Foundation and is a member of the Greater Lansing Regional Chamber of Commerce, Michigan State Chamber of Commerce and Michigan State University President’s Club.

Henderson holds a bachelor’s degree in business administration from Western Michigan University.

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About Capitol Bancorp Limited

Capitol Bancorp Limited (NYSE: CBC) is a $3.6 billion national community bank development company, with a network of 43 separately chartered banks and bank operations in 13 states. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital for and mentors new community banks through their formative stages, and provides efficient services to its growing network of community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors, composed of business leaders from the bank’s community. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.